                                                                    Exhibit 10.1

                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated as of August 10, 1998, is by and between STILLWATER MINING COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and William E. Nettles ("Employee").

     WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company pursuant to the terms and conditions of this Agreement; and

     WHEREAS, the Company has heretofore determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; and

     WHEREAS, the Company has determined it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control and to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits to be paid to the Employee are at least as favorable as those in effect at the time of the Change of Control and which are competitive with those of other corporations.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE 1
                                  EMPLOYMENT

     The Company hereby employs Employee, and Employee agrees to serve, as Chief Executive Officer for the Company.

                                   ARTICLE 2
                               BOARD MEMBERSHIP

     Employee shall initially be appointed as Chairman of the Board of Directors, and the Company shall nominate and shall use its reasonable efforts to cause Employee to be elected to serve as a member of the Board of Directors. Failure by the Company to cause Employee to continue in office as Chairman of the Board of Directors or to be elected to serve as a member of the Board of Directors shall not be a breach of this Agreement. Failure by the Company to cause Employee to continue in office as Chairman of the Board of Directors shall be "Good Reason" (as defined in Section 6.1 below) for Employee to terminate this Agreement.
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                                   ARTICLE 3
                                     TERM

     The term of this Agreement shall be for a period commencing August 13, 1997, and ending December 31, 2000, unless sooner terminated as hereinafter provided. The Agreement shall thereafter continue for subsequent two (2) year terms, commencing January 1, unless altered or terminated as hereinafter provided; provided, however, that following a Change of Control, as defined in
Section 6.6, the Employment Term shall continue for no less than two (2) additional years. The period of Employee's employment hereunder, including any extension or extensions pursuant to the foregoing sentence, from the date of commencement until the date of expiration or termination of this Agreement, is referred to hereinafter as the "Employment Term."

                                   ARTICLE 4
                             DUTIES AND AUTHORITY

     Employee agrees, unless otherwise specifically authorized by the Company, to devote substantially all of his business time and effort to do his duties for the profit, benefit and advantage of the business of the Company, except that Employee may serve on the boards of directors of other business corporations that have no business relationship with the Company and which do not compete with the Company. In performing his duties hereunder, Employee shall have the authority customarily held by others holding positions similar to do those assigned to Employee in similar businesses, subject to the general and customary supervision of the Company's Board of Directors.

                                   ARTICLE 5
                                 COMPENSATION

     5.1  Base Salary.  The Company agrees to pay Employee a base salary of
          -----------
Three Hundred Twenty-five Thousand Dollars ($325,000.00) per year, payable at the usual times for the payment of the Company's executive employees, subject to adjustment as provided herein. Employee's base salary shall be reviewed at least annually and may be increased, but not decreased, consistent with general salary increases for the Company's executive employees or as appropriate in light of the performance of Employee and the Company. Notwithstanding anything herein to the contrary, Employee's base salary may be reduced in the event of an across-the-board salary reduction for all executive officers; provided, however, that the percentage reduction of Employee's base salary shall not exceed the highest percentage reduction in base salary of any other executive officer.

     5.2  Incentive Compensation.  Employee shall participate in the Company's
          ----------------------
incentive compensation plans for executive officers of the Company, which plans will be in effect during the Employment Term. The Company will provide for a performance based cash bonus in an amount to be determined by the Board of Directors of the Company (the "Annual Bonus") (the target of which shall be 50% of Employee's base salary and the maximum of which shall not exceed 100% of Employee's base salary). For the period from August 13, 1997 through August 12, 1998, Employee shall be guaranteed a bonus of no less than 65% of Employee's original base salary of $275,000.00.

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     5.3  Employee Benefits.  Employee shall be eligible to participate in such
          -----------------
other of the Company's employee benefit plans and to receive such benefits for which his level of employment makes him eligible, in accordance with the Company's policies as in effect from time to time during the Employment Term; provided, however, that Employee shall be entitled to four weeks of vacation per year during the initial term of this Agreement and during the term of each extension hereof. In the event that Employee is ineligible to participate in the Company's existing health plan, either in general or with respect to any pre-existing condition, the Company shall provide Employee with comparable health care benefits.

     5.4  Options.  Annually, on a calendar year basis, the Company shall grant
          -------
to Employee the right and option to purchase from the Company shares of Common Stock under the Company's 1994 Stock Plan, in an amount and with terms
determined by the Compensation Committee of the Board of Directors.   (On June
1, 1998, the Employee was granted options for 80,000 shares which were granted earlier than August 13, 1998, satisfying such obligation for 1998.)

                                   ARTICLE 6
                                  TERMINATION

     6.1  Termination by the Company Without Cause; Termination by Employee for
          ---------------------------------------------------------------------
Good Reason.
-----------

          (a) The Company shall have the right to terminate this Agreement without Cause (as defined below) upon ninety (90) days' notice to Employee. If Employee's employment hereunder is terminated by the Company without Cause or by Employee for "Good Reason" (as defined below) (other than a termination involving a Change of Control or by reason of death or disability), the Company shall pay Employee at the time of such termination the following severance benefits for a three (3) year period following the date of termination, if such termination occurs on or before December 31, 2000, and for a two (2) year period following the date of termination if such termination occurs after such date:

               (i) Annual base salary at the rate in effect immediately prior to the termination date;

               (ii) Bonus payable in such amount as would be payable to Employee had he been employed by the Company for the full Termination Period, at the target level in effect immediately prior to the termination date, assuming the Company had achieved targeted performance objectives for such period;

               (iii) During the Termination Period, the Company shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan or policy of the Company to the same extent that Employee would be eligible therefor if he were employed on a full-time basis by the Company in the capacity provided for herein during the

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          Termination Period (the "Other Benefits"); provided, however, that should Employee be employed by another employer during the Termination Period and become entitled to receive Other Benefits from such employer, the Company's obligation to provide such Other Benefits hereunder shall be terminated;

               (iv) The Company shall make available to Employee post-placement services for corporate executives at levels customary for executives in Employee's position in the Company's industry; and

               (v) All of the then outstanding Options (to the extent not then exercisable) shall immediately become exercisable and Employee may exercise the Options in full in accordance with Section 7 of the Stock Option Agreement attached hereto as Exhibit A.
                                              ---------

          (b) For purposes of this Agreement, other than Section 6.6 hereof, "Good Reason" shall mean:

               (i) A substantial and material alteration in the nature or status of the Employee's responsibilities, or the assignment of duties inconsistent with, or a substantial and material alteration in the nature or status of, the Employee's responsibilities;

               (ii) Failure by the Company to cause Employee to continue in office as Chairman of the Board of Directors;

               (iii) Employee's job is eliminated other than by reason of termination for Cause;

               (iv) The Company fails to pay Employee any amount otherwise vested and due hereunder or under any plan or policy of the Company, which failure is not cured within ten (10) business days of receipt by the Company of written notice from Employee which describes in reasonable detail the amount which is due;

               (v) A material reduction in Employee's base salary except in the event of an across-the-board salary reduction for all executive officers;

               (vi) A material reduction in Employee's aggregate level of benefits under the Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings or similar plans, except in the event of an across-the-board reduction in such benefits for all executive officers;

               (vii) A material reduction in Employee's reasonable opportunity to earn incentive compensation under any plan in which Employee is a participant,

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

          except in the event of an across-the-board reduction in such benefits for all executive officers;

               (viii) Employee's office is relocated outside of a 50-mile radius of Denver, Colorado, without his written consent;

               (ix) The Company and its successor(s) (as described in subparagraph (x) below) shall discontinue the business of the Company;

               (x) The failure of the Company to obtain an agreement to expressly assume this Agreement from any successor to the Company (whether such succession is direct or indirect by purchase, merger, consolidation or otherwise, to substantially all of the business and/or assets of the Company or a controlling portion of the Company's stock); or

               (xi) After January 1, 1999, failure by the Company to grant on an annual basis stock options to purchase at least 80,000 shares of Common Stock, assuming performance targets are satisfied, or to provide that such options will vest on death or disability of Employee.

     For purposes of Section 6.6 hereof, "Good Reason" shall include all of the events or circumstances set forth in Section 6.1(b), except for clause (ii) above. Solely for the purposes of Section 6.6, any good faith determination of Good Reason made by the Employee shall be conclusive.

     6.2  Termination by the Company for Cause; Voluntary Termination by
          --------------------------------------------------------------
Employee. Employee's employment hereunder may be terminated by the Company for
--------
"Cause." For purposes of this Agreement, other than Section 6.6 hereof, "Cause" shall mean:

               (i) Misfeasance or nonfeasance of duty by the Employee intended to injure or having the effect of injuring the reputation, business or business relationships of the Company or any officers, directors or employees;

               (ii) The willful and continued failure of Employee to perform substantially Employee's duties under this Agreement (except by reason of physical or mental incapacity) after a written demand for substantial performance is delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board believes that Employee has not substantially performed Employee's duties which is not remedied or reasonable steps to effect such remedy are not commenced within fifteen (15) days after such demand is received by Employee and diligently pursued to completion;

               (iii) Employee's dishonesty in the performance of his duties hereunder, or

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

               (iv) Employee's conviction of a felony, any crime involving moral turpitude, or any crime which could reflect unfavorably upon the Company.

     Employee shall have the right to voluntarily terminate this Agreement upon ninety (90) days' notice to the Company. If Employee is terminated for Cause, or if Employee voluntarily terminates employment hereunder other than for Good Reason, he shall be entitled to receive his base salary through the date of termination. All other benefits, if any, payable to Employee following such termination of Employee's employment shall be determined in accordance with the plans, policies and practices of the Company.

     6.3  Notice of Termination.  Any termination by the Company or by the
          ---------------------
Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with Article 19 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

     6.4  Termination Date.  "Termination Date" means the date of receipt of the
          ----------------
Notice of Termination or any later date specified therein, as the case may be.

     6.5  Termination by Death or Disability. Upon termination of Employees'
          ----------------------------------
employment due to death of Employee, Employee shall be entitled to his base salary at the rate in effect at the time of Employee's death through the end of the month in which his death occurs, as well as the target annual bonus prorated through the end of the month in which death occurs. Employee's employment hereunder may be terminated by the Company if Employee becomes physically or mentally incapacitated and (i) is unable for a period of one hundred eighty
(180) consecutive days to perform his duties and (ii) a determination is made regarding Employee's disability by a physician appointed by the chief administrator of University Hospital, Denver, Colorado, or another health professional agreed upon by the Company and Employee (such incapacity is hereinafter referred to as "Disability"). Upon any such termination for Disability, Employee shall be entitled to receive his base salary, as well as the target annual bonus, prorated in each case through the date on which Employee is first eligible to receive payment of disability benefits in lieu of salary under the Company's employee benefit plans as then in effect.

     6.6  Termination Following a Change of Control; Benefits.
          ---------------------------------------------------

          (a) In the event there is a Termination Following a Change of Control, the Agreement shall terminate and Employee shall be entitled to the following severance benefits:

               (i) 300 percent of Employee's annual base salary at the rate in effect immediately prior to the Change of Control or on the Termination Date, whichever is higher, payable in a lump sum within sixty (60) days after the Termination Date;

               (ii) 300 percent of the higher of (x) the Employee's target bonus in effect immediately prior to the Change of Control (or on the Termination Date, whichever is higher) or (y) the Annual Bonus paid or payable for the most recently completed fiscal year during the Employment Term, if any (such higher amount being referred to as the "Highest Annual Bonus").

               (iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (other than severance pay) to the same extent that Employee would be eligible therefor if he were employed on a full-time basis by the Company in the capacity provided for herein for a period of 36 months after the Termination Date, including receiving the full benefit of three (3) years of employment at the income levels provided for herein for purposes of any retirement plan utilizing years of service as a criteria in the provision of benefits (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); provided, however, that to the extent Employee, following the Termination Date, becomes employed by another employer and becomes entitled to receive health insurance benefits from such employer, the Company's obligation to provide such health insurance benefits hereunder shall be decreased;

               (iv) All accrued compensation (including base salary and Highest Annual Bonus, each prorated through the Termination Date) and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Employee in a lump sum in cash within thirty (30) days after the Termination Date.

               (v) The Employee shall be free to accept other employment following such Termination, and, except as provided herein, there shall be no offset of any employment compensation earned by the Employee in such other employment during such period against payments due Employee hereunder, and there shall be no offset in any compensation received from such other employment against the continued salary set forth above.

          (b) For purposes of this Section 6.6, the following terms shall have the meanings set forth below:

               (i) A "Change in Control" of the Company shall mean and shall be deemed to have occurred if any of the following events shall have occurred:

                     (a) Any person (as defined in Sections 13(d) and 14(d) of
               the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (i) of paragraph (c) below; or

                     (b) the following individuals cease for any reason to
               constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                     (c) there is consummated a merger or consolidation of the
               Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 55% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

                     (d) the stockholders of the Company approve a plan of
               complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

               Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

               (ii) "Termination Following a Change of Control" shall mean a Termination of the Employee without Cause by the Company in connection with or within two years following a Change of Control or a termination by the Employee for Good Reason of the Employee's employment with the Company within two years following a Change of Control.

               (iii) "Cause" shall mean:

                     (a) Misfeasance or nonfeasance by the Employee in the
               performance of his duties under this Agreement intended to injure the Company which has a material adverse effect on the Company's business or operations, if such failure is not remedied or reasonable steps to effect such remedy are not commenced within thirty (30) days after written notice of such violation; or

                     (b) Employee's conviction of a felony or any crime
               involving moral turpitude.

     6.7  Certain Additional Payments by the Company.
          ------------------------------------------

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
     Section 6.7) (a "Payment") would be subject to the excise tax imposed by
     Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6.7(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Employee, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $10,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Employee resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

          (b) Subject to the provisions of Section 6.7(c), all determinations required to be made under this Section 6.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Price Waterhouse LLP or such other certified public accounting firm as may be designated by the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.7, shall be paid by the Company to the Employee within five
     (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.7(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

          (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim;

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

               (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 6.7(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 6.7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 6.7(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                   ARTICLE 7
                                   INSURANCE

     7.1  Key Man Insurance.  Employee agrees that the Company may, from time to
          -----------------
time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Employee that the Company may deem necessary or advisable to protect its interests hereunder; and Employee agrees to submit to any medical or other examination necessary for such purposes and to assist and cooperate with the Company in preparing such insurance; and Employee agrees that he shall have no right, title, or interest in or to such insurance.

     7.2  Directors' and Officers' Insurance.  The Company shall use
          ----------------------------------
commercially reasonable efforts to obtain and maintain directors' and officers' liability insurance coverage in an amount equivalent to that of a well-insured, similarly situated company; provided, however, that the failure to obtain and maintain such insurance after the Company has exercised such commercially reasonable efforts shall not be a breach of the Company's obligations under this Agreement. Any directors' and officers' liability insurance covering Employee shall continue to apply following the period in which the Employee is serving as officer or director of the Company for actions or omissions during the period in which Employee was acting as officer or director.

                                   ARTICLE 8
                            FACILITIES AND EXPENSES

     The Company shall make available to Employee such office space, secretarial services, office equipment and furnishings as are suitable and appropriate to Employee's title and duties. The Company shall promptly reimburse Employee for all reasonable expenses incurred in the performance of his duties hereunder, including expenses for entertainment, travel, management seminars and use of the telephone, subject to the Company's reasonable requirements with respect to the reporting and documentation of such expenses.

                                   ARTICLE 9
                                NONCOMPETITION

     9.1  Necessity of Covenant.  The Company and Employee acknowledge that:
          ---------------------

          (a)  The Company's business is highly competitive;

          (b) The Company maintains confidential information and trade secrets as described in Article 10, all of which are zealously protected and kept secret by the Company;

          (c) In the course of his employment, Employee will acquire certain of the information described in Article 10, and in the event of the termination of Employee's employment, the Company would be adversely affected if such information is used for the purposes of competing with the Company;

          (d)  The Company transacts business throughout the world; and

          (e) For these reasons, both the Company and Employee further acknowledge and agree that the restrictions contained herein are reasonable and necessary for the protection of their respective legitimate interests and that any violation of these restrictions would cause substantial injury to the Company.

     9.2  Covenant Not to Compete.  Employee agrees that from and after the date
          -----------------------
hereof during the Employment Term and for a period of one (1) year after cessation of employment with the Company, he will not, without the express written permission of the Company, which may be given or withheld in the Company's sole discretion, directly or indirectly own, manage, operate, control, lend money to, endorse the obligations of, or participate or be connected as an officer, director, 5% or more stockholder of a publicly-held company, stockholder of a closely-held company, employee, partner, or otherwise, with any enterprise or individual engaged in a business which is competitive with the Platinum Group Metals business conducted by the Company at the time of cessation of employment with the Company. It is understood and acknowledged by both parties that, inasmuch as the Company transacts business worldwide, this covenant not to compete shall be enforced throughout the United States and in any other country in which the Company is doing business as of the date of Employee's cessation of employment.

     9.3  Disclosure of Outside Activities.  Employee, during the term of his
          --------------------------------
employment by the Company, shall at all times keep the Company informed of any outside business activity and employment, and shall not engage in any outside business activity or employment which may be in conflict with the Company's interests.

     9.4  Survival.  The terms of this Article 9 shall survive the expiration or
          --------
termination of this Agreement for any reason.

                                  ARTICLE 10
                  CONFIDENTIAL INFORMATION AND TRADE SECRETS

     10.1 Nondisclosure of Confidential Information.  Employee has acquired and
          -----------------------------------------
will acquire certain "Confidential Information" of the Company. "Confidential Information" shall mean any information that is not generally known, including trade secrets, outside the Company and that is proprietary to the Company, relating to any phase of the Company's existing or reasonably foreseeable business which is disclosed to Employee by the Company including information conceived, discovered or developed by Employee. Confidential Information includes, but shall not be limited to, business plans, financial statements and projections, operating forms (including contracts) and procedures, payroll and personnel records, marketing materials and plans, proposals, software codes and computer programs, project lists, project files, price information and cost information and any other document or information that is designated by the Company as "Confidential." The term "trade secret" shall be defined as follows:

     A trade secret may consist of any formula, pattern, device or compilation of information which is used in one's business, and which provides to the holder an opportunity to obtain an advantage over competitors who do not know or use it.

Accordingly, employee agrees that he shall not, during the Employment Term and for three (3) years after cessation of employment with the Company, use for his own benefit such Confidential Information or trade secrets acquired during the term of his employment by the Company. Further, during the Employment Term and for three (3) years after cessation of employment with the Company, Employee shall not, without the written consent of the Board of Directors of the Company or a person duly authorized thereby, which consent may be given or withheld in the Company's sole discretion, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties, any Confidential Information or trade secrets obtained by him while in the employ of the Company.

     10.2 Return of Confidential Information.  Upon termination of employment,
          ----------------------------------
Employee agrees to deliver to the Company all materials that include Confidential Information or trade secrets, and all other materials of a confidential nature which belong to or relate to the business of the Company.

     10.3 Exceptions.  The restrictions and obligations in Section 9.1 shall not
          ----------
apply with respect to any Confidential Information which: (i) is or becomes generally available to the public through any means other than a breach by Employee of his obligations under this Agreement; (ii) is disclosed to Employee without an obligation of confidentiality by a third party that is not an affiliate of the Company who has the right to make such disclosure; (iii) is developed by Employee independent of his performance of duties hereunder without use of or benefit from the Confidential Information; (iv) was in possession of Employee without obligations of confidentiality prior to receipt under this Agreement; (v) is required to be disclosed to enforce rights under this Agreement; or (vi) is required to be disclosed by Law.

     10.4 Survival.  The terms of this Article 10 shall survive the expiration
          --------
or termination of this Agreement for any reason.

                                  ARTICLE 11
                            JUDICIAL CONSTRUCTION

     Employee believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Articles 9 and 10 of this Agreement, are fair and reasonable. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or blue-lined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein.

                                  ARTICLE 12
                          RIGHT TO INJUNCTIVE RELIEF

     Employee acknowledges that a breach by Employee of any of the terms of Articles 9 or 10 of this Agreement will render irreparable harm to the Company; and that in the event of such breach the Company shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

                                  ARTICLE 13
                        CESSATION OF CORPORATE BUSINESS

     This Agreement shall cease and terminate if the Company shall discontinue its business, and all rights and liabilities hereunder shall cease, except as provided in Section 6.4 and Article 14.

                                  ARTICLE 14
                                  ASSIGNMENT

     14.1 Permitted Assignment.  Subject to the provisions of Section 6.4, the
          --------------------
Company shall have the right to assign this contract to its successors or assigns, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

     14.2 Successors and assigns.  The terms "successors" and "assigns" shall
          ----------------------
mean any person or entity which buys all or substantially all of the Company's assets, or a controlling portion of its stock, or with which it merges or consolidates.

                                  ARTICLE 15
                   FAILURE TO DEMAND, PERFORMANCE AND WAIVER

     The failure by either party to demand strict performance and compliance with any part of this Agreement during the Employment Term shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

                                  ARTICLE 16
                               ENTIRE AGREEMENT

     The Company and Employee acknowledge that this Agreement contains the full and complete agreement between and among the parties, that there are no oral or implied agreements or other modifications not specifically set forth herein, and that this Agreement supersedes any prior agreements or understandings, if any, between the Company and Employee, whether written or oral. The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by the parties.

                                  ARTICLE 17
                                 GOVERNING LAW

     The parties hereby agree that this Agreement and the Exhibit attached hereto shall be construed in accordance with the laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

                                  ARTICLE 18
                                ATTORNEYS' FEES

     Prior to a Change of Control, if either party shall commence any action or proceeding against the other that arises out of the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including reasonable attorneys' fees. Following a Change of Control, should a dispute arise under this Agreement, or any action or proceeding be commenced to recover damages as a result of an alleged breach of the terms of this Agreement, the Company shall be required to pay the costs of Employee incurred in connection therewith, including reasonable attorneys' fees.

                                  ARTICLE 19
                                    NOTICE

     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Employee:
          William E. Nettles
          1364 Lupine Way
          Golden, Colorado  80401

     If to the Company:
          Stillwater Mining Company
          HC 54 Box 365
          Nye, Montana 59061

                                  ARTICLE 20
                                 COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the Company has hereunto signed its name and Employee hereunder has signed his name, all as of the day and year first-above written.

                                       STILLWATER MINING COMPANY


                                       By: /s/ RAY BALLMER
                                          --------------------------------------

                                           Name: Ray Ballmer
                                                 -------------------------------

                                           Title: Director
                                                  ------------------------------


                                       EMPLOYEE

                                       /s/ WILLIAM E. NETTLES
                                       _________________________________________
                                       William E. Nettles